Exhibit 5.1

June 19, 2015

Cipher Pharmaceuticals Inc.
2345 Argentia Road, Suite 100A
Mississauga, Ontario   Canada
L5N 8K4

Dear Sirs/Mesdames:

We have acted as Canadian counsel for Cipher Pharmaceuticals Inc., an Ontario corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to register 500,000 common shares (the “Common Shares”) of the Company, which may be issued by the Company pursuant to the Company’s Employee and Director Share Purchase Plan, as amended (the “Plan”).

We have made such investigations and have examined such corporate records of the Company and other documents as we considered necessary or relevant for our opinion, including:

(a)                                 the articles of incorporation and by-laws of the Company;

(b)                                 the resolution of the Company’s board of directors approving the Plan;

(c)                                  the resolution of the Company’s shareholders approving the Plan; and

(d)                                 the Plan.

For the purposes of this opinion, we have assumed, with respect to all documents examined by us, (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial or photostatic copies, (ii) the identity and capacity of all individuals acting or purporting to act as public officials, and (iii) that any party to any agreement or instrument referred to herein who is a natural person has the legal capacity to enter into, execute and deliver such agreement or instrument and has not entered into, executed or delivered the same under duress or as a result of undue influence.

Our opinion is given as of the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

We are qualified to practice law only in the Province of Ontario. We express no opinion as to the laws of any jurisdiction other than those of the Province of Ontario and the federal laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Common Shares to be issued pursuant to the Plan, if and when issued in accordance with the terms and conditions of the Plan, will be validly issued as fully paid and non-assessable shares of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours truly,

/s/ Goodmans LLP

Goodmans LLP